Exhibit 99.2

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James L. Bromley

Andrew G. Dietderich

Christian P. Jensen

SULLIVAN & CROMWELL LLP

125 Broad Street

New York, NY 10004-2498

Telephone: (212) 558-4000

Facsimile: (212) 558-3588

Counsel to the Debtor

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

x
	:	Chapter 11
In re	:
	:	Case No. 23-10367 (MG)
SVB FINANCIAL GROUP,[1]	:
:
Debtor.	:
:
x

NOTICE REGARDING ABANDONMENT OF EQUITY

INTERESTS IN SILICON VALLEY BANK

PLEASE TAKE NOTICE that on August 2, 2024, the Court entered an order [D.I. 1379] (the “Order”) confirming the Debtor’s Second Amended Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, which (i) authorized the Debtor to abandon all of its equity interests in, including all of the common stock of, Silicon Valley Bank (and all entities and arrangements that are treated as a single entity with successor(s) to Silicon Valley Bank for U.S. federal income tax purposes) (such equity interests, “SVB Stock”), (ii) authorized the Debtor to take a corresponding worthless stock deduction for U.S. federal, and any and all applicable state and local, tax purposes, (iii) established that upon filing a notice of abandonment

[1]	The last four digits of SVB Financial Group’s tax identification number are 2278.

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of the SVB Stock with this Court, the Debtor and its estate will automatically be deemed to have abandoned such SVB Stock and surrendered and relinquished all of their right, title and interest to the SVB Stock, including any recovery rights and/or litigation claims with respect thereto; provided, however, that such abandonment will not constitute a withdrawal or release of any claims asserted by the Debtor as a creditor of Silicon Valley Bank against the Federal Deposit Insurance Corporation, in its capacity as receiver for Silicon Valley Bank or Silicon Valley Bridge Bank, N.A., or in its corporate capacity on account of the Debtor’s status as a creditor, and (iv) authorized the Debtor to take any other appropriate actions to evidence such abandonment.

PLEASE TAKE FURTHER NOTICE that, (i) the Debtor and its estate hereby abandon their equity interests in the SVB Stock and hereby surrender and relinquish all right, title and interest to the SVB Stock, including any recovery rights and/or litigation claims with respect thereto for no consideration; provided, however, for the avoidance of doubt, that such abandonment does not constitute a withdrawal or release of any claims asserted by the Debtor as a creditor of Silicon Valley Bank against the Federal Deposit Insurance Corporation, in its capacity as receiver for Silicon Valley Bank or Silicon Valley Bridge Bank, N.A., or in its corporate capacity on account of the Debtor’s status as a creditor, (ii) all references to ownership of the SVB Stock are stricken from the Debtor’s and its estate’s books and records, and (iii) the stock certificate(s) representing the shares of SVB Stock owned by the Debtor having been lost or misplaced, the Debtor has caused an affidavit with respect to such lost or misplaced stock certificate(s) to be delivered to Silicon Valley Bank, and, a copy of such affidavit together with a copy of this notice will be filed with the California State Controller.

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Dated: November 6, 2024	/s/ James L. Bromley
New York, New York	James L. Bromley
Andrew G. Dietderich
Christian P. Jensen
SULLIVAN & CROMWELL LLP
125 Broad Street
New York, NY 10004
	Telephone:	(212) 558-4000
	Facsimile:	(212) 558-3588
	E-mail:	bromleyj@sullcrom.com
dietdericha@sullcrom.com
jensenc@sullcrom.com

Counsel to the Debtor